      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2000
                                                      REGISTRATION NO. 333-58031
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                       INVESTORS FINANCIAL SERVICES CORP.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                             04-3279817
(State or Other Jurisdiction of                               (IRS Employer
 Incorporation or Organization)                             Identification No.)


    200 CLARENDON STREET, P.O. BOX 9130, BOSTON, MA 02117-9130 (617) 330-6700
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                               JOHN E. HENRY, ESQ.
                          GENERAL COUNSEL AND SECRETARY
                       Investors Financial Services Corp.
                       200 Clarendon Street, P.O. Box 9130
                              Boston, MA 02117-9130
                                 (617) 330-6700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   ----------

                                    COPY TO:
                             Steven C. Browne, Esq.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-58031

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                   ----------


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         The Registrant hereby removes from registration under this Registration
Statement (333-58031) the 700,272 shares of common stock, par value $.01 per share (the "Offered Shares") of the Registrant, registered hereunder that have not been sold pursuant to this Registration Statement (such number reflecting both (i) that certain two-for-one stock split payable in the form of a dividend and that was declared by the Board of Directors of the Registrant on February
16, 1999 and that was paid on or about March 17, 1999 to the Registrant's stockholders of record on March 1, 1999; and (ii) that certain two-for-one stock split payable in the form of a dividend and that was declared by the Board of Directors of the Registrant on May 15, 2000 and that was paid on or about June 15, 2000 to the Registrant's stockholders of record on May 31, 2000). As of the date hereof, none of the Offered Shares have been sold or otherwise transferred by selling stockholders under this Registration Statement. Pursuant to the Registrant's Undertaking in Item 17 of this Registration Statement, the Registrant hereby removes from registration those of the Offered Shares that have not been sold pursuant to this Registration Statement prior to the date hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on July 28, 2000.

                                         INVESTORS FINANCIAL SERVICES CORP.


                                         By:  /s/ Kevin J. Sheehan
                                              -----------------------------
                                              Kevin J. Sheehan
                                              President, Chief Executive Officer
                                              and Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                                      TITLE(S)                                            DATE

/s/ Kevin J. Sheehan                           President, Chief Executive Officer and              July 28, 2000
----------------------------------------       Chairman (Principal Executive Officer)
Kevin J. Sheehan


*                                              Senior Vice President, Chief Financial Officer      July 28, 2000
----------------------------------------       and Treasurer (Principal Financial Officer and
Karen C. Keenan                                Principal Accounting Officer)


*                                              Director                                            July 28, 2000
----------------------------------------
James M. Oates


*                                              Director                                            July 28, 2000
----------------------------------------
Thomas P. McDermott


*                                              Director                                            July 28, 2000
----------------------------------------
Robert B. Fraser


*                                              Director                                            July 28, 2000
----------------------------------------
Frank B. Condon, Jr.


*                                              Director                                            July 28, 2000
----------------------------------------
Donald G. Friedl


*                                              Director                                            July 28, 2000
----------------------------------------
Phyllis S. Swersky


*By: /s/ Kevin J. Sheehan                                                                          July 28, 2000
     -----------------------------------
     Kevin J. Sheehan
     Attorney-in-Fact